UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2025

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, $0.10 par value per share	BBY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company 

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2025, Best Buy Co., Inc. (“Best Buy” or the “registrant”) entered into a new $1.25 billion five-year senior unsecured revolving credit facility agreement (the “Five-Year Facility Agreement”) with U.S. Bank National Association (“U.S. Bank”), as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of banks (collectively, the “Lenders”). The Five-Year Facility Agreement replaces the previous $1.25 billion senior unsecured revolving credit facility, dated as of April 12, 2023 (the “Previous Facility”), with a syndicate of banks, including JPMorgan Chase Bank, N.A. acting as administrative agent, and U.S. Bank acting as syndication agent. The Previous Facility, which was scheduled to expire in April 2028, was terminated on April 18, 2025. The Five-Year Facility Agreement permits borrowings of up to $1.25 billion and terminates in April 2030. No amounts are currently outstanding under the Five-Year Facility Agreement. The Five-Year Facility Agreement contains substantially the same terms as the Previous Facility.

The interest rate under the Five-Year Facility Agreement is variable and, barring certain events of default, is determined at the registrant’s option as: (i) the sum of (a) the greatest of (1) U.S. Bank’s prime rate, (2) the greater of the federal funds effective rate and the overnight bank funding rate plus, in each case, 0.5%, and (3) Adjusted Term SOFR (as defined in the Five-Year Facility Agreement) for an interest period of one month plus 1%, and (b) a variable margin rate (the “ABR Margin”); or (ii) Adjusted Term SOFR for the applicable interest period plus a variable margin rate (the “Term SOFR Margin”). In addition, a facility fee is assessed on the commitment amount. The ABR Margin, Term SOFR Margin and the facility fee are based upon the registrant’s current senior unsecured debt rating. Under the Five-Year Facility Agreement, the ABR Margin ranges from 0.000% to 0.015%, the Term SOFR Margin ranges from 0.565% to 1.015%, and the facility fee ranges from 0.060% to 0.110%.

The Five-Year Facility Agreement is guaranteed by certain specified subsidiaries of the registrant and contains customary affirmative and negative covenants. Among other things, these covenants restrict the registrant’s and certain of its subsidiaries’ ability to incur liens on certain assets, make material changes in corporate structure or materially alter the nature of its business, dispose of material assets, engage in mergers, consolidations and certain other fundamental changes, or engage in certain transactions with affiliates. The Five-Year Facility Agreement also contains a covenant that requires the registrant to maintain a maximum quarterly cash flow leverage ratio. The Five-Year Facility Agreement contains customary default provisions, including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants.

Some of the Lenders and/or their affiliates have other business relationships with the registrant involving the provision of financial and banking-related services, including cash management, loans, foreign exchange contracts, letters of credit and bank guarantee facilities, investment banking and trust services.

The foregoing description of the Five-Year Facility Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Five-Year Facility Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The description in Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description in Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Five-Year Credit Agreement dated as of April 18, 2025, among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders and U.S. Bank National Association as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: April 22, 2025	By:	/s/ TODD G. HARTMAN
Todd G. Hartman
Executive Vice President, General Counsel, Chief Risk Officer and Secretary

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